UBS Global Asset Management (US) Inc.
51 West 52nd Street
New York, NY 10019-6114
www.ubs.com

August 22, 2007

Stephen Sarkozy
Director
Associate General Counsel
UBS Financial Services Inc.
1200 Harbor Boulevard
Weehawken, NJ 07086

Dear Stephen:

As you know, we are parties to a Dealer Agreement dated as of May 9, 2001, as amended, with respect to UBS Money Series (the “Agreement”). Please be advised that, pursuant to the terms of the agreement, we wish to amend the Agreement to include additional funds and to reflect changed names effective as of August 28, 2007. The proposed amended Schedule A to the Agreement is attached hereto.

If you agree to this amendment, please sign below and return this letter to the undersigned.

Very truly yours,

UBS Global Asset Management (US) Inc.		UBS Global Asset Management (US) Inc.

By:	/s/ Keith A. Weller	By:	/s/ Eric Sanders
Name:	Keith A. Weller	Name:	Eric Sanders
Title:	Executive Director and	Title:	Director and Associate
	Senior Associate General Counsel		General Counsel

Agreed and Accepted to:

UBS Financial Services Inc.		UBS Financial Services Inc.

By:	/s/ Ken Brodsky	By:	/s/ Stefan Deppisch
Name:	Ken Brodsky	Name:	Stefan Deppisch
Title:	Director	Title:	Director

Schedule A

1.	UBS Select Prime Institutional Fund	0.04%
	(f/k/a UBS Select Money Market Fund)

2.	UBS Select Treasury Institutional Fund	0.04%
	(f/k/a UBS Select Treasury Fund)

3.	UBS Select Tax-Free Institutional Fund	0.04%

4.	UBS Select Prime Preferred Fund	0.04%

5.	UBS Select Treasury Preferred Fund	0.04%

6.	UBS Select Tax-Free Preferred Fund	0.04%